Exhibit 10.14

WaVe Life Sciences, Pte. Ltd. 419 Western Ave Boston, MA 02135 Tel: 617 206 4830 Fax 617 206 4831

July 2nd, 2014

Dear Dr. Vargeese:

It is a pleasure to offer you a position as SVP, Head of Drug Discovery with Wave Life Sciences, Pte. Ltd. You will be reporting to Dr. Paul Bolno, President and CEO of the company. We believe that you will be a valuable member to our company and will make an important contribution to the achievement of our goals. The details of your employment are outlined below.

Effective Date

Your first day of employment will be mutually agreed upon, and is expected to be no later than August 18th, 2014.

Compensation

The annually salary will be $285,000 (Two Hundred and Eighty Five Thousand Dollars) and will be paid in accordance with our normal payroll procedures. In addition, upon the establishment of the employee option pool and final approval of the board, you will be entitled to 1.5% of this newly issued option pool. Options will have a 4-year vesting period with vesting occurring on monthly intervals starting from date of hire.

Variable Pay/Bonus

Your position is eligible to participate in a discretionary variable, performance based pay bonus program up to 25% of your base salary subject to withholding and other applicable taxes, and paid in accordance with company’s usual payroll procedures. As per our agreement, you will receive $15,000 (Fifteen Thousand dollars) upon your commencement date, provided, however, that you sign and return our Employee Guide and our Confidentiality and Invention Disclosure and Assignment Agreement, all of which is a condition to your employment with us.

Benefits

You will be eligible to participate in the Company’s group benefits program beginning the first day of the month following your hire date unless your hire date is the first work day of the month. These coverage, waiting periods, and rates of coverage are subject to change, as determined by the Company, and are not to be considered a contractual agreement with the employee. The benefits are as follows:

•	Medical, dental, vision, and pharmaceutical coverage’s are provided at no charge to the employee and available to immediate family members at a fee.

•	Short term and long term disability insurance is company paid for the employee.

Work Authorization

All new employees are required to complete the Immigration and Naturalization Form (1-9) within the first three (3) days of employment with the Company. These documents verify your identity and right to work in the United States.

If you are in need of a work visa please notify Dr. Paul Balno at the time of job acceptance.

At Will Employment

Your employment with WaVe Life Sciences, Pte. Ltd. is considered at-will employment. At-will employment means that the employer or employee may terminate the employment relationship, at any time with two week advance notice, with or without cause. This offer letter does not constitute an employment contract nor guarantee permanent employment. The Company reserves the right, at its’ sole discretion, to modify your compensation, benefits, and other terms or conditions of employment, at any time.

Confidentiality/Non-Disclosure

As a condition of employment, you are required to execute the company’s Confidentiality Agreement which will be provided to you at New Hire Orientation.

Entire Agreement

This letter and the above referenced Confidentiality Agreement contain all of the terms of your employment with WaVe Life Sciences, Ptd. Ltd. and supersedes any prior understandings or agreement, whether oral or in writing. This letter and Confidentiality Agreement can only be modified in writing and with express agreement by the Company.

We appreciate your interest in WaVe Life Sciences, Ptd. Ltd., and look forward to rewarding working relationship. Please contact me with any questions.

Sincerely,

/s/ Paul Bolno

Dr. Paul Bolno

President and CEO

I have read and understand the information stated above and accept this offer of employment.

/s/ Chandra Vargeese	July 18th, 2014
Name Chandra Vargeese, Ph.D.	Date

Upon acceptance of this employment offer, fax a signed copy of this letter to Dr. Paul Bolno